================================================================================

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.       )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            LCI INTERNATIONAL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

LCI International Worldwide Telecommunications

                                                                  March 25, 1997

Dear Stockholder:

     It is a pleasure to invite you to attend the annual meeting of stockholders of LCI International, Inc. which will be held at The Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia on Tuesday, May 6, 1997, at 10:30 a.m. Meeting registration will begin at 9:30 a.m. and a Continental breakfast will be available.

     The Notice and Proxy Statement that follow describe the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities.

     Your vote is very important. Whether or not you plan to be present at the meeting, and regardless of the number of shares you own, please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting. If you do plan to be present at the meeting and wish to vote in person, you may withdraw your proxy at that time.

     I hope you can attend and look forward to personally meeting you on May
6th.

                                          Sincerely,

                                          /s/ H. Brian Thompson
                                          H. BRIAN THOMPSON
                                          Chairman and Chief Executive Officer

      8180 Greensboro Drive  -  McLean, VA 22102  -  800-296-0220  -  Fax:
                                  703-442-9624

LOGO

                            LCI INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 6, 1997

To the Stockholders of
LCI INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders (the "Meeting") of LCI International, Inc. (the "Company") will be held at The Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, on Tuesday, May 6, 1997, at 10:30 a.m. (local time), with registration beginning at 9:30 a.m., for the following purposes:

        1. To elect two directors to serve for a three-year term until the annual meeting of stockholders held in the year 2000.

        2. To approve the 1997/1998 LCI International, Inc. Stock Option Plan.

        3. To approve the Executive Incentive Compensation Plan.

        4. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the independent public accountants for the Company.

        5. To transact such other business as may properly come before the Meeting.

     The Board of Directors has fixed the close of business on March 10, 1997 as the record date for the purpose of determining stockholders entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof.

     In order to assure a quorum, it is important that stockholders who do not expect to attend the Meeting in person complete, sign, date and promptly return the enclosed proxy in the accompanying envelope.

                                          By Order of the Board of Directors,

                                          LOGO
                                          JAMES D. HEFLINGER
                                          Secretary

McLean, Virginia
March 25, 1997

                            LCI INTERNATIONAL, INC.

                             8180 GREENSBORO DRIVE
                             MCLEAN, VIRGINIA 22102

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of LCI International, Inc. (the "Company") for use at the 1997 annual meeting of stockholders (the "Meeting") to be held at The Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, on Tuesday, May 6, 1997, at 10:30 a.m. (local time), and at any postponement or adjournment thereof. The enclosed proxy, properly executed and received by the Secretary of the Company prior to the Meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote: (i) for each nominee for election as a director, (ii) for approval of the 1997/1998 LCI International, Inc. Stock Option Plan, (iii) for approval of the Executive Incentive Compensation Plan, and (iv) for approval of the selection of Arthur Andersen LLP as the independent public accountants for the Company for 1997.

     If any other matter should be presented at the Meeting upon which a vote properly may be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy. Proxies may be revoked by stockholders at any time prior to the voting of the proxy by written notice to the Secretary of the Company, by submitting a new proxy to the Secretary of the Company, or by personal ballot at the Meeting. Attendance at the Meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the Meeting at any time prior to the voting of the proxy.

     As of the close of business on March 10, 1997, the record date for determining stockholders entitled to vote at the Meeting, the Company had issued and outstanding 77,920,698 shares of its Common Stock (the "Common Shares"). Each Common Share is entitled to one vote at the Meeting. The first date on which this proxy statement and the enclosed form of proxy are being sent to the Company's stockholders is on or about March 25, 1997.

     A listing of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder ten days prior to the date of the Meeting between the hours of 8:00 a.m. and 5:00 p.m. at the offices of the Company located at 8180 Greensboro Drive, McLean, Virginia.

     The presence, in person or by proxy, of a majority of the outstanding Common Shares is required for a quorum for the transaction of business at the Meeting, but if a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained.

     The Common Shares are traded on the New York Stock Exchange, Inc. ("NYSE").

                              PROPOSAL NUMBER ONE

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company presently consists of seven members. At the Meeting, two directors will be elected to hold office for a three-year term until the annual meeting of stockholders held in the year 2000, and until their successors have been elected and qualified. If any nominee shall, prior to the Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for an alternative nominee, if any, in their discretion as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

              INFORMATION AS TO NOMINEES FOR ELECTION AS DIRECTORS

     The respective ages, positions with the Company, business experience and directorships in other companies of the nominees for election as directors are set forth below, which information has been furnished by such directors to the Company.

     William F. Connell, 58, is Chairman and Chief Executive Officer of Connell Limited Partnership, a Boston, Massachusetts-based company comprised of six divisions primarily involved in metals recycling and the manufacture of industrial products. Prior to forming Connell Limited Partnership in 1987, Mr. Connell served as Chairman and Chief Executive Officer of Avondale Industries beginning in 1985, and held an executive position for 17 years with Ogden Corporation. Mr. Connell is a director of Bank of Boston Corporation, Boston Edison Company, Harcourt General, Inc., and North American Mortgage Company. Mr. Connell has been a director of the Company since October 1996.

     Julius W. Erving, II, 47, has been President of The Erving Group, Inc., a marketing and public relations firm, since 1979. Mr. Erving serves on the board of directors of the New York State Sports Commission, Philadelphia Coca-Cola Bottling Company and Converse Inc. Mr. Erving has been a director of the Company since December 1996.

                INFORMATION AS TO DIRECTORS CONTINUING IN OFFICE

     The respective ages, positions with the Company, business experience and directorships in other companies of the directors of the Company continuing in office are set forth below, which information has been furnished by such directors to the Company.

     Douglas M. Karp, 41, has been a Managing Director of E.M. Warburg, Pincus & Co., LLC ("EMW LLC"), which provides specialized financial advisory and counseling services, and its predecessor, E.M. Warburg, Pincus & Co., Inc. ("EMW"), since May 1991. Prior to joining EMW, Mr. Karp held several positions at Salomon Brothers Inc., including Managing Director from January 1990 through May 1991, Director from January 1989 through December 1989, and Vice President from October 1986 through December 1988. Mr. Karp serves on the Board of Directors as a nominee of Warburg, Pincus Capital Company, L.P. ("WPCC"), a significant stockholder of the Company. Mr. Karp also serves as a director of TresCom International, Inc. and TV Filme, Inc. Mr. Karp has been a director of the Company since February 1993.

     George M. Perrin, 51, has been Chairman of the Board of Paging Network, Inc. ("PageNet"), a wireless messaging company, since 1993. From 1981 until 1992, Mr. Perrin served as President and Chief Executive Officer of PageNet. Prior to founding PageNet, Mr. Perrin was the President of Zip-Call, Inc., and held executive positions with Genecom, Inc. and Telocator Network of America. Mr. Perrin has been a director of the Company since July 1994.

     H. Brian Thompson, 58, has been Chairman of the Board of Directors and Chief Executive Officer of the Company and its subsidiaries since July 1991. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation ("MCI"). Mr. Thompson is a director of Comcast UK Cable Partners Limited, Golden Books Family Entertainment, Inc. and Microdyne Corporation. Mr. Thompson also serves as Chairman of the Competitive Telecommunications Association and is a member of the Listed Company Advisory Committee to the NYSE Board of Directors.

     John L. Vogelstein, 62, has been Vice Chairman of EMW LLC and EMW since 1982 and Vice Chairman and President since 1994. Prior thereto, he was an officer and a director of EMW and its affiliates for more than five years. Mr. Vogelstein serves on the Board of Directors as a nominee of WPCC. Mr. Vogelstein is a director of ADVO, Inc., Aegis Group plc, Golden Books Family Entertainment, Inc., Mattel, Inc., Value Health, Inc. and Vanstar Corporation. Mr. Vogelstein has been a director of the Company since August 1994.

     Thomas J. Wynne, 57, has been President and Chief Operating Officer of the Company's subsidiaries since July 1991 and President and Chief Operating Officer of the Company since April 1993. From 1977 to 1991, Mr. Wynne held several executive positions with MCI, including President of the West Division, Vice

President of Sales and Marketing for the Mid-Atlantic Division, and Vice President for the Midwest Region. Mr. Wynne has been a director of the Company since December 1991.

     Messrs. Perrin, Vogelstein and Wynne were elected for a term that expires at the annual meeting of stockholders in 1998. Messrs. Karp and Thompson were elected for a term that expires at the annual meeting of stockholders in 1999. All directors will serve until successors have been duly elected and qualified. Vacancies may be filled by appointment through a majority vote of the remaining directors.

     Directors shall be elected by a plurality of the votes of the Common Shares represented at the Meeting and entitled to vote on the election of directors. An abstention from voting will be tabulated as a vote withheld in the election, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO DIRECTORS NAMED ABOVE. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR THIS PROPOSAL.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

     The Board of Directors has standing Audit and Compensation Committees. The current members of the Audit Committee are Messrs. Connell and Perrin. The current members of the Compensation Committee are Messrs. Erving, Connell, Karp and Perrin.

     The Audit Committee recommends to the Board of Directors the engagement of the independent public accountants of the Company and reviews with the independent public accountants the scope and results of their audits of the Company. The Audit Committee meets with management and with the Company's independent public accountants to review matters relating to the quality of financial reporting and internal accounting control, including the nature, extent and results of the audits, and otherwise maintains communications between the Company's independent public accountants and the Board of Directors. The Audit Committee met five times during 1996.

     The Compensation Committee reviews the performance of corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors major compensation programs. The Compensation Committee also reviews and approves salary arrangements and other remuneration for executive officers of the Company and is responsible for reviewing certain employee benefit plans. The Compensation Committee met eleven times during 1996.

     The Board of Directors met six times during 1996. During 1996, each director attended at least 75% of the aggregate of (i) all Board meetings, during the time he was a member of the Board, and (ii) all Committee meetings of which he was a member.

     Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors. In addition, directors qualifying as "Outside Directors" are paid $1,000 for each meeting of the Board of Directors attended in person, $500 for each Board of Directors meeting participated in by conference call and $100 for each Board Committee meeting attended in person or participated in by conference call. An Outside Director is a director who is neither (i) an employee of the Company or any of its subsidiaries nor (ii) a person who, through an employment relationship, by ownership of stock or partnership interest, or through contractual relationships, is affiliated with any persons or entities who or which in the aggregate is or are beneficial owner(s) of 4% or more of any class of the Company's equity securities. Currently, Messrs. Connell, Erving and Perrin qualify as Outside Directors.

     Under the Non-Qualified Stock Option Plan for Directors (the "Director Option Plan") each Outside Director will be granted an option to purchase 8,000 Common Shares at the time of becoming a director. In addition, after each annual meeting of the stockholders, each Outside Director automatically will be granted an option to purchase 8,000 Common Shares. As of the date of this Proxy Statement, Mr. Perrin has been granted options to purchase 24,000 Common Shares, and Messrs. Connell and Erving have each been granted options to purchase 8,000 Common Shares. Options to purchase a total of up to 400,000 Common Shares are authorized for grant under the Director Option Plan. The options granted under the Director Option Plan vest immediately on the date of grant and the option price per share is the fair market value per Common Share determined as of the date of grant. The options granted under the Director Option Plan expire ten years from the date of grant.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth certain information regarding the ownership of the Common Shares of the Company as of March 10, 1997 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) each of the executive officers named in the "Summary Compensation Table," (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group. To the Company's knowledge, except as otherwise noted, the named beneficial owner has sole voting and investment power.

                                                                          SHARES         PERCENTAGE
                                                                       BENEFICIALLY          OF
                               NAME                                       OWNED            TOTAL
------------------------------------------------------------------     ------------      ----------
Warburg, Pincus Capital Company, L.P (1)..........................       11,128,220(2)      13.4%
  466 Lexington Avenue
  New York, New York 10017
FMR Corp..........................................................        7,986,300(3)      10.2%
  82 Devonshire Street
  Boston, Massachusetts 02109
William F. Connell................................................           22,000(4)         *
Julius W. Erving, II..............................................            8,000(4)         *
John L. Vogelstein (1)............................................       11,317,479(5)      13.6%
Douglas M. Karp (1)...............................................       11,131,720(6)      13.4%
George M. Perrin..................................................           34,000(4)         *
H. Brian Thompson.................................................        1,938,801(4)       2.4%
Thomas J. Wynne...................................................           711,599           *
Joseph A. Lawrence................................................           361,962           *
Marshall W. Hanno.................................................           310,513           *
Lawrence J. Bouman................................................            71,666           *
All executive officers and directors as a group (12 persons)......        14,792,020(7)     17.2%

---------------
* Less than one percent.

(1) The sole general partner of Warburg, Pincus Capital Company, L.P. ("WPCC") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages WPCC. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of WPCC, has a 20% interest in the profits of WPCC. Messrs. Vogelstein and Karp, directors of the Company, are members of EMW LLC and general partners of WP. As such, each of Messrs. Vogelstein and Karp may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934 (the "1934 Act")) in an indeterminate portion of the shares beneficially owned by WPCC and WP. See Notes 5 and 6 below.

(2) Includes 5,158,556 Common Shares issuable upon the exercise of currently exercisable warrants to purchase Common Shares which warrants are exercisable through April 1, 2000 at an exercise price of $2.83 per share.

(3) On January 10, 1997, FMR Corp. ("FMR") notified the Company by means of a Statement on Schedule 13G that certain of its subsidiaries or voluntary affiliates exercised investment and voting discretion over various investment accounts which as of December 31, 1996, held 7,986,300 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is the beneficial owner of 6,668,700 shares with sole investment power over all shares and no voting power. Fidelity Management Trust Company, a wholly owned subsidiary of FMR and a bank, is the beneficial owner of 1,317,600 shares with sole voting power over 555,400 shares and sole investment power over all shares.

(4) Includes Common Shares which the directors and named executive officers had the right to acquire through the exercise of options as of March 10, 1997 as follows: William F. Connell -- 8,000; Julius W. Erving -- 8,000; George
    M. Perrin -- 24,000; H. Brian Thompson -- 1,563,100; Thomas J. Wynne -- 665,837; Joseph A. Lawrence -- 322,502; Marshall W. Hanno -- 279,722; and Lawrence J. Bouman -- 63,333. Also includes Common Shares which the executive officers have the right to acquire through the exercise of options exercisable within 60 days of March 10, 1997 as follows: H. Brian Thompson -- 37,116; Thomas J. Wynne -- 21,369; Joseph A. Lawrence -- 25,501; Marshall
    W. Hanno -- 13,227; and Lawrence J. Bouman -- 8,333.

(5) 189,259 of the Common Shares indicated above are owned directly by the John
    L. Vogelstein Revocable Trust. Mr. Vogelstein has sole voting power and sole investment power with respect to such shares. The remaining 11,128,220 Common Shares indicated as owned by Mr. Vogelstein are beneficially owned by WPCC and are included because of Mr. Vogelstein's affiliation with WPPC. Mr. Vogelstein disclaims "beneficial ownership" of these Common Shares within the meaning of Rule 13d-3 under the 1934 Act. See Note 1 above.

(6) 3,500 of the Common Shares indicated above are owned directly by Mr. Karp. The remaining 11,128,220 Common Shares indicated as owned by Mr. Karp are beneficially owned by WPCC and are included because of Mr. Karp's affiliation with WPCC. Mr. Karp disclaims "beneficial ownership" of these Common Shares within the meaning of Rule 13d-3 under the 1934 Act. See Note 1 above.

(7) Includes or excludes, as the case may be, Common Shares set forth in the preceding footnotes.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The information below is provided with respect to 1996 compensation for the Company's executive officers, including the Chairman and Chief Executive Officer ("CEO").

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

ORGANIZATION AND GUIDING PRINCIPLES

     The Compensation Committee of the Board of Directors, consisting of four non-employee directors, annually evaluates and sets the base salaries for the executive officers and administers executive incentive compensation plans and the Company's stock option plans.

     The principles which guide the Compensation Committee are:

     A. Compensation should be competitive with the market in order to attract and retain highly qualified executives;

     B. Compensation should be performance-based, i.e., a significant portion of compensation should be tied to achievement of the Company's financial performance targets; and

     C. Compensation should include significant ownership of the Company's Common Stock in order to focus executive officers' objectives on maximizing stockholder value.

     The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code ("Code") to the extent practicable while maintaining competitive compensation. Section 162(m) generally disallows a tax deduction to public companies for annual compensation over $1 million paid to a corporation's chief executive officer and the four other most highly compensated executive officers unless certain requirements are met.

     The Company has employment agreements with each of the named executive officers which are described under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" on page 8.

COMPENSATION AND COMPANY PERFORMANCE

     Each year, the Compensation Committee reviews the base and incentive compensation paid to executive officers during the previous two years and compares that information to base and incentive compensation for comparable officers in a peer group. For 1996, the peer group was comprised of seven telecommunications companies with annual revenues both larger and smaller than that of the Company (the "Peer Group"). The Compensation Committee believes the Peer Group reflects the market in which the Company competes for executive talent. The Compensation Committee compares the growth of revenue, certain earnings, earnings per share and stock price for the Company and the Peer Group, and base and incentive compensation, as well as stock option grants for executive officers at the Company and the Peer Group, to assure that executive compensation and option grants are competitive with the Peer Group. The Compensation Committee also considers the executive officer's contribution to the Company's performance and reviews the performance of the particular aspects of the Company for which the executive officer is responsible.

     Incentive compensation for all executive officers, including the CEO, was determined quarterly based on the 1996 Executive Incentive Compensation Plan (the "Incentive Plan"). In December 1995, the Compensa-tion Committee established certain financial performance goals and each executive officer was assigned an Individual Incentive Target, expressed as a percentage of base compensation. The Individual Incentive Targets represented amounts that would be payable to the officers, ranging from no payout to a payout of two times the Individual Incentive Target depending on actual Company performance. Each quarter the Compensation Committee and the CEO reviewed on a subjective basis the contributions of the other executive officers to the Company's performance and as a result decreases or increases in the quarterly awards were made. During the year, the Compensation Committee adjusted the performance goals to take into account significant changes experienced by the Company including the completion of certain acquisitions. The payouts for 1996 performance were less than the Individual Incentive Targets for each executive officer individually and as a group.

     In addition to base and incentive compensation, the Compensation Committee also grants options for the purchase of Common Stock to executive officers. Each year, the Compensation Committee reviews all existing options held by the executive officers and projects their value at certain market prices over the next three and five years using an assumed increase in the Common Stock price. The Compensation Committee then performs the same analysis for comparable officers in the Peer Group. Options are granted at fair market value on the date of grant as determined in accordance with the stock option plan. Generally, 20% of the options are exercisable on the first anniversary of the grant and 1.66% are exercisable each month thereafter, provided employment continues.

CEO COMPENSATION

     Pursuant to the Company's employment contract with the CEO, Mr. Thompson's annual base compensation is subject to adjustment by the Board of Directors but cannot be less than $400,000. When determining the annual base compensation and stock option grants for the CEO, the Compensation Committee makes the Peer Group comparisons described above and compares the performance of the Company as a whole to its goals and objectives, including growth in revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), profitability and stock price. In its base salary evaluation of the CEO for 1996, the Compensation Committee compared Company results for the first three quarters of 1995 and 1994 and noted that the Company's revenues grew 41%, EBITDA grew 39%, earnings per share grew 19% and the stock price grew 47%. The Compensation Committee also noted the Company's performance in these areas was significantly better than most of the companies in the Peer Group for the same period. As a result of the foregoing analysis, Mr. Thompson's base salary for 1996 was increased from $500,000 to $530,000, an increase of 6%, and he was granted an option exercisable for 200,000 shares of Common Stock.

     Incentive compensation for the CEO was paid quarterly based on the Incentive Plan and adjustments authorized in certain quarters by the Compensation Committee. Based on an Individual Incentive Target of 120% of base salary, Mr. Thompson received quarterly Incentive Plan payments totaling 63% of his Individual Incentive Target for 1996.

     The Company also made available to Mr. Thompson certain other benefits in 1996, as described in the Summary Compensation Table on page 7, including a) split-dollar life insurance, b) matching contributions pursuant to the Company's Supplemental Retirement Plan for executive officers and other officers of the Company and its subsidiaries (the "Supplemental Plan"), and c) matching contributions pursuant to the Company's qualified 401(k) Savings Plan (the "401(k) Plan") in accordance with matching provisions applicable to all participants under the 401(k) Plan.

                                          THE COMPENSATION COMMITTEE

                                          WILLIAM F. CONNELL
                                          (APPOINTED TO THE COMMITTEE IN
                                          NOVEMBER 1996)
                                          JULIUS W. ERVING, II
                                          (APPOINTED TO THE COMMITTEE IN
                                          DECEMBER 1996)
                                          DOUGLAS M. KARP
                                          GEORGE M. PERRIN

                           SUMMARY COMPENSATION TABLE

     The table below sets forth all compensation paid by the Company to each of the named executive officers for the last three fiscal years.

                                                                           LONG TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                        ANNUAL            ------------
                                                     COMPENSATION          SECURITIES
               NAME AND                          ---------------------     UNDERLYING        ALL OTHER
          PRINCIPAL POSITION             YEAR    SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION($)
--------------------------------------   ----    ---------    --------    ------------    ---------------
H. Brian Thompson.....................   1996     530,000      403,740       200,000           30,092(2,5,6)
Chairman & Chief                         1995     500,000      508,750       300,000           19,338(2,5,6)
Executive Officer                        1994     460,000      368,460       240,000            7,156(2,5)
Thomas J. Wynne.......................   1996     320,000      168,480       125,000          228,864(3,5,6,7)
President & Chief                        1995     305,000      232,766       200,000           29,164(3,5,6,7)
Operating Officer                        1994     287,500      201,502       120,000            6,163(3,5)
Joseph A. Lawrence....................   1996     260,000      120,675       115,000            9,385(4,5,6)
Senior Vice President -- Finance and     1995     235,000      143,478       160,000            7,403(4,5,6)
Development, and Chief Financial         1994     215,500      129,384       140,000              513(4)
  Officer
Marshall W. Hanno.....................   1996     215,000       88,984       100,000          103,536(5,7)
Senior Vice President -- Sales           1995     195,000      119,058       140,000            4,500(5)
                                         1994     180,000      108,158        60,000            3,597(5)
Lawrence J. Bouman....................   1996     215,000       98,034       100,000               --
Senior Vice President -- Engineering,    1995      48,000(1)    29,400(1)    150,000            1,150(7)
Operations and Technology

---------------

(1) Represents partial year; Mr. Bouman joined the Company as an executive officer in October 1995.

(2) Includes the cost to the Company of a split-dollar life insurance policy on the life of Mr. Thompson. See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements" on page 8. During 1996, the Company paid a premium of $318,000 on this policy. The Company is entitled to a refund of the cumulative annual premiums paid by it to the insurer pursuant to the split-dollar life insurance arrangement before any benefits are paid by the insurer to the owner or beneficiaries of the policy. The amount of "All Other Compensation" associated with the split-dollar insurance arrangement in 1996 is $943, representing the partial year cost of the term life insurance component of the policy. At present, there is no actuarial value of the benefit to Mr. Thompson of the remainder of the premiums paid by the Company during 1996. "All Other Compensation" also includes premiums of $3,224, $2,865 and $2,556 in 1996, 1995 and 1994,
    respectively, paid by the Company on a former split-dollar life insurance policy, the proceeds of which were payable to designated beneficiaries of Mr. Thompson. Such policy was converted to paid-up key man life insurance during 1996.

(3) Includes $5,500 in 1996, 1995, and 1994 for premiums paid by the Company on a term life insurance policy, the proceeds of which are payable to designated beneficiaries of Mr. Wynne.

(4) Includes the cost to the Company of a split-dollar life insurance policy on the life of Mr. Lawrence. See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements" on page 8. During 1996, the Company paid a premium of $156,000 on this policy. The Company is entitled to a refund of the cumulative annual premiums paid by it to the insurer pursuant to the split-dollar life insurance arrangement before any benefits are paid by the insurer to the owner or beneficiaries of the policy. The amount of "All Other Compensation" associated with the split-dollar insurance arrangement in 1996 is $665, representing the partial year cost of the term life insurance component of the policy. At present, there is no actuarial value of the benefit to Mr. Lawrence of the remainder of the premiums paid by the Company during 1996. "All Other Compensation" also includes premiums of $599, $553 and $513 in 1996, 1995 and 1994 respectively, paid by the Company on a former split-dollar life insurance policy, the proceeds of which were payable to designated beneficiaries of Mr. Lawrence. Such policy was converted to paid-up key man life insurance during 1996.

(5) Includes the following matching contributions made to officers' accounts in the Company's 401(k) Plan: $1,904 in 1996, $2,108 in 1995 and $4,600 in 1994
    for Mr. Thompson; $1,904 in 1996, $1,770 in 1995 and $663 in 1994 for Mr.
    Wynne; $4,500 in 1996 and $4,500 in 1995 for Mr. Lawrence; $4,327 in 1996,
    $4,500 in 1995 and $3,597 in 1994 for Mr. Hanno.

(6) Includes the following matching contributions made to officers' accounts in the Company's Supplemental Plan: $13,996 in 1996 and $9,692 in 1995 for Mr. Thompson; $7,696 in 1996 and $5,815 in 1995 for Mr. Wynne; and $3,300 in 1996 and $1,765 in 1995 for Mr. Lawrence. Also includes the following imputed return on investment for contributions to the Supplemental Plan at the same rate as achieved in the Company's 401(k) Plan: $10,025 in 1996 and $4,673 in 1995 for Mr. Thompson; $1,739 in 1996 and $453 in 1995 for Mr.
    Wynne; and $321 in 1996 and $585 in 1995 for Mr. Lawrence.

(7) Includes reimbursement for relocation expenses of $212,025 in 1996 and $15,626 in 1995 for Mr. Wynne; $99,209 in 1996 for Mr. Hanno; and $1,150 in
    1995 for Mr. Bouman.

     The following table contains information concerning the grant of options under the Company's 1995/1996 Stock Option Plan to each of the named executive officers of the Company during the year ended December 31, 1996. No stock appreciation rights ("SARs") were granted in 1996.

                             OPTION GRANTS IN 1996

                                              INDIVIDUAL GRANTS
                             ----------------------------------------------------    POTENTIAL REALIZABLE VALUE
                             NUMBER OF      % OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                             SECURITIES      OPTIONS                                  STOCK PRICE APPRECIATION
                             UNDERLYING     GRANTED TO     EXERCISE                    FOR OPTION TERM(S)(2)
                              OPTIONS      EMPLOYEES IN     PRICE      EXPIRATION    --------------------------
           NAME              GRANTED(#)(1) FISCAL YEAR      ($/SH)        DATE           5%             10%
--------------------------   ----------    ------------    --------    ----------    ----------      ----------
H. Brian Thompson.........     200,000          8.6%        $21.19         1/5/06    $2,665,255      $6,754,281
Thomas J. Wynne...........     125,000          5.4%        $21.19         1/5/06    $1,665,785      $4,221,425
Joseph A. Lawrence........     115,000          4.9%        $21.19         1/5/06    $1,532,522      $3,883,711
Marshall W. Hanno.........     100,000          4.3%        $21.19         1/5/06    $1,332,628      $3,377,140
Lawrence J. Bouman........     100,000          4.3%        $21.19         1/5/06    $1,332,628      $3,377,140

---------------

(1) 20% of these options became exercisable on January 5, 1997 and 1.66% become exercisable each month thereafter for 48 months. Options were granted with an exercise price at the fair market value of a Common Share determined pursuant to the 1995/1996 Stock Option Plan on the date of grant and expire ten years from the date of grant.

(2) The potential realizable value represents the estimated future gain in the value of the options over their exercise price which may exist immediately prior to the scheduled expiration date of the options. The calculation assumes the specified compounded rates of appreciation in the per share price of the Common Shares starting on the date of the grant and further assumes that the options will be exercised on their expiration date. The actual value, if any, which may be realized will depend upon the market price of the Common Shares on the date the option is exercised.

     The following table sets forth information with respect to the exercise of options during 1996 and the options held as of December 31, 1996 by each of the named executive officers. As of December 31, 1996, no SARs were outstanding.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                            SHARES                       UNDERLYING                 IN-THE-MONEY
                           ACQUIRED                 UNEXERCISED OPTIONS          OPTIONS AT FY-END
                              ON       VALUE            AT FY-END(#)                   ($)(2)
                           EXERCISE   REALIZED   --------------------------  --------------------------
                             (#)       ($)(1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                           --------  ----------  -----------  -------------  -----------  -------------
H. Brian Thompson........       --           --   1,785,984      613,484     $32,775,116   $ 5,200,675
Thomas J. Wynne..........   87,000   $2,557,408     619,468      369,883     $10,533,304   $ 2,992,227
Joseph A. Lawrence.......   85,000   $1,872,689     277,336      352,663     $ 3,258,411   $ 2,843,349
Marshall W. Hanno........   60,000   $1,744,355     246,495      246,760     $ 3,776,454   $ 1,763,141
Lawrence J. Bouman.......       --           --      35,000      215,000     $   163,975   $   582,275

---------------

(1) The value realized is calculated by subtracting the aggregate exercise price from the fair market value of the Common Shares as of the exercise date.

(2) Represents the difference between the closing market price of the Common Shares at December 31, 1996 of $21.625 per share and the exercise price of in-the-money options multiplied by the number of shares underlying the in-the-money options.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

     Effective April 19, 1993, the Company and LCI International Management Services, Inc. ("LCIM") entered into employment agreements with each of Messrs. Thompson, Wynne and Hanno, pursuant to which each executive agreed to serve full time in his present position. In December 1995, Mr. Thompson's employment agreement renewed for a two-year period. In July 1995, the employment agreements for Messrs. Wynne and Hanno each renewed for a two-year period. Effective in October 1993, the Company and LCIM entered into an employment agreement with Mr. Lawrence, pursuant to which Mr. Lawrence agreed to serve full time as Chief Financial Officer. In October 1995, Mr. Lawrence's employment agreement renewed for a two-year period. Effective October 2, 1995, LCIM entered into an employment agreement with Mr. Bouman, pursuant to which Mr. Bouman agreed to serve full time as Senior Vice President-Engineering,

Operations and Technology. The term of the employment agreements for Messrs. Thompson, Wynne and Hanno will automatically extend for successive two-year periods except that any party may terminate the agreement by giving written notice no later than 90 days prior to the end of any term. Mr. Bouman's employment agreement will automatically renew for one two-year period, except that either party may terminate the agreement by giving written notice at least twelve months prior to the end of the initial term. The annual base salary under the agreements for Messrs. Thompson, Wynne, Lawrence, Hanno and Bouman will be set by the Board of Directors, but cannot be less than $400,000, $250,000, $206,000, $150,000, and $200,000 respectively. In addition, each of these executives will be eligible to receive bonus payments under the Company's incentive plans in amounts determined by the Board of Directors. Mr. Bouman's agreement also provides for the reimbursement of certain relocation expenses up to $100,000.

     Pursuant to these employment agreements, if the executive is terminated for cause (as defined in the agreements) or the executive voluntarily terminates his employment, he will receive his base salary plus any amounts due under benefit plans or otherwise through the date of termination. If the executive's employment is terminated without cause, he will receive (i) his base salary plus any amounts due under benefit plans or otherwise through the date of termination, (ii) a severance payment in an amount equal to the executive's annual base salary, and (iii) bi-weekly payments in an amount equal to the last such payment received by the executive prior to the date of termination for up to one year after the termination of employment (the "Termination Payments"). In addition, Mr. Bouman may participate in group insurance plans for one year following any termination without cause. For executive officers other than Mr. Bouman, if there is a material change in an executive's position or his duties (and in the case of Mr. Lawrence, compensation or benefits) without his consent, and the executive thereafter terminates his employment, such termination shall be deemed to be without cause and the executive will be entitled to the rights of an executive terminated without cause. Mr. Lawrence is entitled to receive the Termination Payments if he resigns as a result of any material breach by the Company of his employment agreement or his office being moved to a location other than Dublin, Ohio or McLean, Virginia.

     The employment agreements further provide that if there is a "change in control" of the Company, all stock options granted to these executives will vest and become immediately exercisable. "Change in control" is defined under the employment agreements as the acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) other than WPCC or its affiliates, of more than 50% of the then outstanding voting securities of the Company. All other employees with stock options have the same "change in control" provision in their stock option agreements.

     Pursuant to the employment agreements for Messrs. Thompson and Lawrence, the Company has entered into split-dollar life insurance arrangements dated as of November 1, 1996 (the "Split-Dollar Plans"). Under the Split-Dollar Plans, the Company has agreed to pay to an insurer annual premiums on split-dollar life insurance policies on the lives of Messrs. Thompson and Lawrence. Such split-dollar policies are currently owned by trusts established by each of Messrs. Thompson and Lawrence. The Company will receive a reimbursement of all premiums before any benefits are paid by the insurer to the owner or beneficiaries of the policies. The premiums advanced are secured through collateral assignments of the respective policies. Until such time as the cash surrender value of each policy exceeds the cumulative annual premiums paid by the Company, the deficiency will be secured by notes from the respective trusts to the Company. In 1996, the amount of these notes was $52,242 for Mr. Thompson's trust and $18,623 for Mr. Lawrence's trust.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee in 1996 were Messrs. Connell, Erving, Karp and Perrin. James Bartlett also served as a member of the Compensation Committee in 1996 until his resignation from the Board of Directors in September 1996. Mr. Connell replaced Mr. Bartlett on the Committee in November 1996. Mr. Erving was added to the Committee when he joined the Board of Directors in December 1996. No executive officer of the Company served on any board of directors or compensation committee of any entity other than the Company, with which any member of the Compensation Committee is affiliated.

                               PERFORMANCE GRAPH

     The graph sets forth below the cumulative total return on the Common Shares for the period commencing with the initial issuance of the Common Shares on May 12, 1993, and ending on December 31, 1996 as compared with the S&P 500 Index ("S&P 500") and the S&P Telecommunications Index ("S&P Telecommunications"). The information on these indices has been provided by Georgeson & Company Inc. The total return for the Company is based upon an initial $100 investment at the Company's initial public offering ("IPO") price of $4.56 (split adjusted) on May 12, 1993 and the market price of $21.625 per share as of December 31, 1996. The calculation of the cumulative total return on Common Shares does not include reinvestment of dividends because the Company did not pay dividends during the measurement period. The stock price performance on the following graph is not necessarily indicative of future stock performance.

                CUMULATIVE TOTAL RETURN ON THE COMMON SHARES OF
                            LCI INTERNATIONAL, INC.
               BASED ON INVESTMENT OF $100 BEGINNING MAY 12, 1993

                                      LCI
      MEASUREMENT PERIOD         INTERNATIONAL,                  S&P TELECOMM.
    (FISCAL YEAR COVERED)            INC.           S&P 500          INDEX
12-MAY-93                                  100             100             100
DEC-93                                     203             107             101
DEC-94                                     293             108              92
DEC-95                                     449             149             124
DEC-96                                     474             183             128

         The total return for LCI International, Inc. is based upon an initial $100 investment at the Company's IPO price of $4.56 (split adjusted) on May 12, 1993 and the market price of $21.625 per share as of December 31, 1996.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons or entities who own more than 10% of the Company's Common Shares, to file with the Securities and Exchange Commission (the "SEC") and the NYSE initial reports of beneficial ownership and changes in beneficial ownership of the Company's Common Shares. Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company as to transactions for which reports are required, all Section 16(a) filing requirements applicable to such individuals or entities were complied with in 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of certain transactions among the Company and its directors, executive officers and certain of its current stockholders and related persons:

     REGISTRATION RIGHTS. Pursuant to certain agreements between WPCC and the Company, and such other parties thereto, the Company has granted to WPCC certain demand and "piggyback" registration rights. Under these agreements, the Company has agreed to pay certain expenses of WPCC in connection with such registration and has agreed to indemnify WPCC against certain civil liabilities, including liability under the Securities Act of 1933, as amended (the "1933 Act").

     Pursuant to an undertaking made by the Company in connection with its acquisition of Corporate Telemanagement Group, Inc. ("CTG"), the Company granted to certain former shareholders and warrantholders of CTG (the "CTG Registration Rights Holders"), including Charles S. Houser, former Senior Vice President-Corporate Telemanagement Division, members of his immediate family and trusts established by him, certain demand and "piggyback" registration rights. During the year ended December 31, 1996, the Company paid certain expenses associated with a demand registration request received from the CTG Registration Rights Holders. Such demand registration request was ultimately withdrawn by the CTG Registration Rights Holders and the demand registration rights are no longer effective. In connection with the piggyback registration rights, the Company has agreed to pay certain expenses of the CTG Registration Rights Holders and has agreed to indemnify the CTG Registration Rights Holders against certain civil liabilities, including liability under the 1933 Act.

                              PROPOSAL NUMBER TWO

      APPROVAL OF THE 1997/1998 LCI INTERNATIONAL, INC. STOCK OPTION PLAN

     Effective February 12, 1997, the Board of Directors adopted and recommended for stockholder approval the 1997/1998 LCI International, Inc. Stock Option Plan (the "1997/1998 Stock Option Plan") pursuant to which the Company may grant Incentive Stock Options ("ISOs") or Non-Qualified Options. A copy of the 1997/1998 Stock Option Plan is attached hereto as Appendix A. The following description of this plan is qualified in its entirety by reference to Appendix A which is hereby incorporated herein by reference as if fully set forth herein.

                              PLAN ADMINISTRATION

     The 1997/1998 Stock Option Plan will be administered by the Compensation Committee of the Board of Directors which will have the full authority to administer the plan and prescribe, amend or rescind rules and regulations related thereto. In making such determinations, the Compensation Committee may consider the nature of the services rendered by eligible employees, their present and potential contributions to the Company's success, and such other factors deemed relevant by the Compensation Committee. The Compensation Committee has the right to delegate to the Company's CEO authority to determine the number of Common Shares subject to options, the terms and provisions of the applicable stock option agreements granting options, and the acceleration of vesting of outstanding options, all subject to limitations approved in writing in advance by the Compensation Committee. No stock option granted under the 1997/1998 Stock Option Plan shall be exercisable after the expiration of ten years from the date of its grant.

                              MATERIAL PROVISIONS

     The total number of Common Shares subject to options under the 1997/1998 Stock Option Plan shall not exceed 3,000,000, subject to adjustment in the event of certain changes in the Company's capitalization. Stock options may be granted under the 1997/1998 Stock Option Plan only to employees of the Company or any of its subsidiaries within the meaning of Section 424(f) of the Code. In addition, no individual participant may be granted options under the plan for more than 500,000 Common Shares during any calendar year for which the plan is in effect. The exercise price of options may not be less than the Fair Market Value, as defined in the plan, of the Common Shares on the date the options are granted. As of March 1, 1997, there were 2,459 employees eligible to be selected to participate in the 1997/1998 Stock Option Plan.

                    TERMINATION, MODIFICATION AND AMENDMENT

     The 1997/1998 Stock Option Plan shall terminate on February 12, 2007. The plan may from time to time be terminated, modified or amended by the affirmative vote of stockholders. Additionally, the Board may at any time terminate the plan or from time to time make such modifications or amendments of the plan as it deems advisable; provided, that the Board may not, without stockholder approval, increase the maximum number of Common Shares as to which options may be granted under the plan (except certain adjustments upon changes in capitalization) or change the class of persons eligible to receive options.

                FEDERAL INCOME TAX EFFECTS OF PLAN PARTICIPATION

     Options granted under the plan to an employee of the Company will constitute an ISO within the meaning of Section 422 of the Code, or Non-Qualified Options as determined on the date of grant in accordance with the Code.

     INCENTIVE STOCK OPTIONS. Neither the grant nor the exercise of an ISO will result in taxable income to the optionee or any income tax deduction to the Company. However, the excess, if any, of the Fair Market Value of the Common Shares acquired pursuant to such exercise over their option price is an adjustment for the purpose of computing the alternative minimum tax, unless such shares are disposed of in a "disqualifying disposition" (as defined below) in the year of exercise. However, the alternative minimum tax applies only if it is greater than a taxpayer's regular tax liability.

     If an optionee makes no disposition of the Common Shares acquired on the exercise of an ISO within the period ending the later of two years after the date of grant of such option or one year plus one day after the date of transfer of such shares to such optionee pursuant to such exercise, then upon disposition of such shares:

          (a) the amount, if any, realized in excess of the option price of such shares will be treated as long term capital gain; or

          (b) the amount, if any, by which such option price exceeds the amount realized will be treated as long term capital loss; and in either event

          (c) the Company will not be allowed any deduction for federal income tax purposes with respect to the exercise of such option.

     If an optionee disposes of Common Shares acquired on the exercise of an ISO within the period described above (any disposition by the optionee within such period being hereinafter called a "disqualifying disposition"), then upon disposition of such shares:

          (a) if the amount realized upon such disposition is equal to or greater than the Fair Market Value of such shares at the date of exercise:

             (i) the amount, if any, by which such Fair Market Value exceeds the option price of such shares will be treated as compensation taxable as ordinary income to such optionee in the year of disposition; and

             (ii) the amount, if any, realized in excess of such Fair Market Value will be treated as long-term capital gain if such shares were held for more than twelve months after the date of exercise and as a short-term capital gain if such shares were held for a lesser period.

          (b) if the amount realized upon a disqualifying disposition is less than such Fair Market Value but not less than such option price, the excess of the amount realized over such option price will be treated as compensation taxable as ordinary income to such optionee in the year of such disposition, unless such disposition is a transaction in which any loss sustained would not have been recognized under the Code (such as a sale between certain related parties), in which case the difference between such Fair Market Value and such option price will be treated as compensation taxable as ordinary income;

          (c) if the amount realized upon a disqualifying disposition is less than such option price, the excess of such option price over the amount realized will be treated as a long-term capital loss if such shares were held for more than twelve months after the date of exercise and as a short-term capital loss if such shares were held for a lesser period, unless such disposition is a transaction in which any loss sustained would not have been recognized under the Code (such as a sale between certain related parties), in which case the difference between such Fair Market Value and such option price will be treated as compensation taxable as ordinary income to such optionee in the year of such disposition; or

          (d) if a disqualifying disposition is a gift, the difference between such Fair Market Value and such option price will be treated as compensation taxable as ordinary income to such optionee in the year of such disposition.

     The Company generally will be allowed a deduction for federal income tax purposes in the year of any disqualifying disposition to the extent, if any, that an optionee recognized compensation taxable as ordinary income. Any amount that an optionee recognizes as compensation taxable as ordinary income will be subject to income tax withholding by the Company.

     NON-QUALIFIED STOCK OPTIONS. An optionee will not recognize any income upon the grant of a Non-Qualified Option, but the exercise of a Non-Qualified Option will have the following tax consequences.

          (a) On the date of such exercise an optionee who at the time of exercise is not an executive officer or director of the Company will recognize compensation taxable as ordinary income with respect to Common Shares acquired pursuant to such exercise, in an amount equal to the excess, if any, of the Fair Market Value of such shares on the date of exercise over the option price, and the holding period for such shares will commence on such date.

          (b) An optionee who at the time of exercise is an executive officer or director of the Company will recognize compensation taxable as ordinary income with respect to Common Shares acquired pursuant to such exercise on the expiration date of the period during which such optionee is subject to suit under Section 16(b) of the Exchange Act, in an amount equal to the excess, if any, of the Fair Market Value of such shares on the date on which such income is recognized over the option price, and the holding period for such shares will commence on such date. However, such an optionee may elect to recognize any compensation resulting from the exercise of a Non-Qualified Option on the date of exercise and have such compensation computed by reference to the Fair Market Value of the Common Shares acquired pursuant to such exercise on such date (and thus to have the holding period for such shares commence on such date) by filing an election with the IRS within 30 days after exercise. If the optionee makes such an election and later is required to forfeit the excess of the Fair Market Value of the shares over the purchase price, pursuant to Section 16(b) of the Exchange Act, no deduction will be allowed to the optionee as a result of such forfeiture.

          (c) An optionee will not recognize any additional income by reason of delivery of shares, rather than cash, as payment for shares acquired by exercise of Non-Qualified Options. Under current IRS rulings, the number of shares acquired by exercise equal to the number of shares so delivered will have a carryover basis equal to the optionee's basis in the shares so delivered. The basis of any remaining shares will be equal to the amount of income recognized by the optionee upon the exercise of the option.

     The amount which an optionee, who at the time of exercise is also an employee, recognizes as compensation taxable as ordinary income will be subject to income tax withholding by the Company. The Company will be allowed a deduction for federal income tax purposes in the year and in the amount that an optionee recognizes compensation taxable as ordinary income.

     The tax basis of Common Shares acquired by the exercise of a Non-Qualified Option with cash will be equal to the option price, increased by the amount, if any, that an optionee recognizes as compensation taxable as ordinary income. Upon the disposition of the Common Shares acquired on the exercise of a Non-Qualified Option, an optionee will realize long-term capital gain or loss if such shares were held for more than 12 months and short-term capital gain or loss if such shares were held for a lesser period.

     The affirmative vote of a majority of the Common Shares represented at the Meeting and entitled to vote is required for approval of the proposal. An abstention from voting will be tabulated as a vote withheld, but will be included in computing the number of shares present for purposes of determining the presence of a quorum.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1997/1998 LCI INTERNATIONAL, INC. STOCK OPTION PLAN. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR THIS PROPOSAL.

                             PROPOSAL NUMBER THREE

             APPROVAL OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN

     On February 13, 1997, the Compensation Committee of the Board of Directors approved and recommended for stockholder approval the Executive Incentive Compensation Plan (the "Incentive Compensation Plan"). The Incentive Compensation Plan provides quarterly incentive awards to executive officers of the Company, contingent upon the financial performance of the Company, to motivate individual and corporate performance that will inure to the benefit of the Company's stockholders. The Incentive Compensation Plan is being submitted for stockholder approval in order to comply with the requirements of Section 162(m) of the Code for the CEO. In general, Section 162(m) disallows deductions for compensation paid to a public corporation's top five executives, unless the compensation is based on performance and approved by stockholders. In the event stockholder approval of the Incentive Compensation Plan is not obtained, no compensation will be paid to the CEO under the plan and the Compensation Committee will consider other alternatives.

                              PLAN ADMINISTRATION

     The Incentive Compensation Plan is administered by the Compensation Committee of the Board of Directors and all decisions and all actions thereof are conclusive and binding. The Compensation Committee establishes the performance goals which must be met before awards are payable under the plan, administers the plan in accordance with terms and conditions of the plan, and certifies in writing prior to payment of any awards that the performance goals for which awards are payable were in fact met.

                         EFFECTIVE DATE AND ELIGIBILITY

     The Incentive Compensation Plan is effective January 1, 1997 and will end on December 31, 1997. The fiscal quarters to which the plan applies are the three-month periods ending March 31, 1997; June 30, 1997; September 30, 1997; and December 31, 1997. Executive officers of the Company are eligible to participate in the Incentive Compensation Plan.

                             CALCULATION OF AWARDS

     Each eligible participant is assigned an Individual Incentive Target for the purpose of calculating awards under the Incentive Compensation Plan. The targets are expressed as a percentage of the participant's base compensation rate. For purposes of the Incentive Compensation Plan, neither the Individual Incentive Target nor the base compensation rate used for the CEO may be increased following approval of the Incentive Compensation Plan by the Compensation Committee. The Individual Incentive Target represents the amount a participant would receive as an award under the plan adjusted up or down depending on actual Company financial performance during the quarter for which the award is calculated. The adjustment for Company performance could result in no payout or a payout up to two times the Individual Incentive Target. For all eligible participants other than the CEO, a subjective evaluation of the participant's contribution to the Company's performance is also completed by the CEO and the Compensation Committee and the award may be adjusted upward or downward as a result, provided however, in no event may a participant's award be more than 200% of the applicable Individual Incentive Target.

                         FINANCIAL PERFORMANCE CRITERIA

     Company financial performance is measured by comparing actual financial results for a given quarter against the pre-determined financial performance goals established by the Compensation Committee. Once established such goals may not change as they apply to the CEO; however, the Compensation Committee has discretion to change the performance goals for participants other than the CEO. The specific financial elements used in the comparison to actual financial results are: Revenue Growth, Selling, General and Administrative Expense Control, EBITDA, and Earnings Per Share. The Compensation Committee authorizes the payment of incentive awards following the end of each quarter through a written certification that the performance goals for which incentives are payable have been met. The Compensation Committee has the discretion to adjust the performance goals in the event of an acquisition, disposition, corporate restructuring, recapitalization, or other unusual event. In no event may such adjustment increase the compensation that would otherwise be due upon attainment of the goal. The Compensation Committee reserves the right to reduce the level of incentives payable, at its sole discretion.

             FEDERAL INCOME TAX CONSEQUENCES OF PLAN PARTICIPATION

     Compensation payable under the Incentive Compensation Plan will be taxable to participants as ordinary income (compensation) at the time of payment. The Company will generally be entitled to a corresponding compensation deduction, provided that the payments comply with the requirements of Section 162(m) of the Code.

     The affirmative vote of a majority of the Common Shares represented at the Meeting and entitled to vote is required for approval of the proposal. An abstention from voting will be tabulated as a vote withheld, but will be included in computing the number of shares present for purposes of determining the presence of a quorum.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR THIS PROPOSAL.

        NEW PLAN BENEFITS UNDER THE 1997/1998 STOCK OPTION PLAN AND THE
                     EXECUTIVE INCENTIVE COMPENSATION PLAN

     The following table sets forth the options that have been granted to date to each of the CEO, the other named executive officers, all executive officers as a group and all employees, other than executive officers, as a group under the 1997/1998 Stock Option Plan. The dollar value of benefits under the 1997/1998 Stock Option Plan and the Incentive Compensation Plan is based on the future performance of the Company and therefore not readily ascertainable. The following table also sets forth for the CEO, the other named executive officers and all executive officers as a group (a) the amounts that would be payable under the Incentive

Compensation Plan if the quarterly payouts equaled the Individual Incentive Targets, (the "Incentive Targets"), and (b) the maximum amounts payable under the Incentive Compensation Plan ("Maximum").

                                                                                   EXECUTIVE
                                                                             INCENTIVE COMPENSATION
                                                      1997/1998 STOCK                PLAN
                                                        OPTION PLAN         ------------------------
                                                    --------------------
                                                              NUMBER OF         DOLLAR VALUE ($)
                                                                SHARES      ------------------------
                                                    DOLLAR    UNDERLYING    INCENTIVE
                NAME AND POSITION                   VALUE     OPTIONS(1)     TARGETS       MAXIMUM
--------------------------------------------------  ------    ----------    ----------    ----------
H. Brian Thompson.................................    N/A        200,000    $  784,000    $1,568,000
Chairman & Chief Executive Officer
Thomas J. Wynne...................................    N/A        125,000    $  340,000    $  680,000
President & Chief Operating Officer
Joseph A. Lawrence................................    N/A        115,000    $  247,500    $  495,000
Senior Vice President -- Finance and Development,
  and Chief Financial Officer
Marshall W. Hanno.................................    N/A        100,000    $  180,000    $  360,000
Senior Vice President -- Sales
Lawrence J. Bouman................................    N/A        100,000    $  180,000    $  360,000
Senior Vice President -- Engineering, Operations
  and Technology
All executive officers                                N/A        715,000    $2,007,250    $4,014,500
as a group, including those listed above
All employees, other than                             N/A      1,276,900           N/A           N/A
executive officers, as a group

---------------

(1) These options have been granted under the 1997/1998 Stock Option Plan, subject to stockholder approval. If the 1997/1998 Stock Option Plan should not be approved by the stockholders, then the options granted above will be effective under previously approved stock options plans. The options are subject to vesting at 20% on February 13, 1998, and 1.66% a month for 48 months thereafter. As of March 10, 1997, no options have vested. The exercise price is $19.31 per share.

Each of Messrs. Thompson, Wynne, Lawrence, Hanno and Bouman is entitled to participate in the 1997/1998 Stock Option Plan and the Incentive Compensation Plan. No current non-executive director is entitled to participate in these plans. All employees of the Company and its subsidiaries are eligible to be selected to participate in the 1997/1998 Stock Option Plan. The Incentive Compensation Plan is limited to executive officers.

                              PROPOSAL NUMBER FOUR

        RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors proposes and recommends that the stockholders ratify the selection of the firm of Arthur Andersen LLP to serve as independent public accountants of the Company for 1997. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Arthur Andersen LLP as the independent public accountants for the Company for 1997. A representative of Arthur Andersen LLP will attend the Meeting, and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1997. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR THIS PROPOSAL.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSAL

     Appropriate proposals from stockholders intended to be presented at the 1998 annual meeting must be received by the Company on or before November 25, 1997, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 MISCELLANEOUS

     The Company will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to solicitations by mail, a number of regular employees of the Company and of its subsidiaries may solicit proxies in person or by telephone. The Company also has retained Georgeson & Company Inc. to aid in the solicitation of proxies, at an estimated cost of $7,000 plus reimbursement of reasonable out-of-pocket expenses. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Shares held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such material.

     Stockholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings may be.

     As of the date of this Proxy Statement, management had no knowledge of any business, other than that described herein, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

                                            By Order of the Board of Directors
                                            JAMES D. HEFLINGER
                                            Secretary

                                   APPENDIX A

              1997/1998 LCI INTERNATIONAL, INC. STOCK OPTION PLAN

1. PURPOSES.

     The 1997/1998 LCI International, Inc. Stock Option Plan (the "Plan") is intended to attract and retain the best available personnel for positions of substantial responsibility with LCI International, Inc., a Delaware corporation (the "Company"), LCI International Management Services, Inc. ("LCI"), or any other subsidiary corporations of the Company, and to provide additional incentive to such persons to exert their maximum efforts toward the success of the Company and its subsidiary corporations. The above aims will be effectuated through the granting of certain stock options ("Options"). Under the Plan, the Company may grant "incentive stock options" ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Options which are not intended to be ISOs ("Non-Qualified Options").

2. ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by a committee (the "Committee") consisting of at least two persons, appointed by the Board of Directors of the Company (the "Board of Directors"), each of whom shall be a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Committee may exercise the power and authority vested in the Board of Directors under the Plan. In administering the Plan, the Committee shall follow any general guidelines not inconsistent with the Plan established by the Board of Directors and may adopt rules and regulations for carrying out the Plan. Within the limits of the express provisions of the Plan, the Committee shall have the authority, in its discretion, to take the following actions under the Plan:

          (a) to determine the individuals to whom, and the time or times at which, Options to purchase the Company's shares of common stock, par value $.01 per share ("Common Shares"), shall be granted, the number of Common Shares to be subject to each Option and whether such Options shall be ISOs or Non-Qualified Options;

          (b) to interpret the Plan;

          (c) to prescribe, amend and rescind rules and regulations relating to the Plan;

          (d) to determine the terms and provisions of the respective stock option agreements granting Options, including the date or dates upon which Options shall become exercisable, which terms need not be identical;

          (e) to accelerate the vesting of any outstanding Options;

          (f) to delegate to the Company's Chief Executive Officer authority to take all action described under Sections 2(a), (d) and (e) of the Plan subject to limitations to be approved in writing in advance by the Committee; and

          (g) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. In making such determinations, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success, and such other factors as the Committee, in its discretion, shall deem relevant. An individual to whom an option has been granted under the Plan is referred to herein as an "Optionee." The Committee's determinations on the matters referred to in this Section 2 shall be conclusive.

3. SHARES SUBJECT TO THE PLAN.

     The total number of Common Shares which shall be subject to Options granted under the Plan shall not exceed 3,000,000 subject to adjustment as provided in
Section 7 hereof. The Company shall at all times while the Plan is in force reserve such number of Common Shares as will be sufficient to satisfy the requirements of outstanding Options. The Common Shares to be issued upon exercise of Options shall be authorized and unissued or reacquired Common Shares held in treasury. The unexercised portion of any expired, terminated or canceled Option shall again be available for the grant of Options under the Plan. In addition, in no event shall any one person be granted options for more than 500,000 Common Shares during any calendar year for which the Plan is in effect, subject to adjustment as provided in Section 7 hereof.

4. ELIGIBILITY.

     (a) Options may be granted under the Plan only to employees of the Company, LCI or to employees of any other "subsidiary corporation" (a "Subsidiary") of the Company within the meaning of Section 424(f) of the Code. The term "Company," when used in context of an Optionee's employment, shall be deemed to include Subsidiaries of the Company.

     (b) Nothing contained in the Plan shall be construed to limit the right of the Company to grant stock options otherwise than under the Plan for proper corporate purposes.

5. TERMS OF OPTIONS.

     The terms of each Option granted under the Plan shall be determined by the Committee consistent with the provisions of the Plan, including the following:

          (a) The purchase price of the Common Shares subject to each Option shall be fixed by the Committee, in its discretion, at the time such Option is granted; provided that such purchase price may not be less than the Fair Market Value (as determined in accordance with Section 5(h) hereof) of the Common Shares as of the date of grant.

          (b) The dates on which each Option (or portion thereof) shall be exercisable shall be fixed by the Committee, in its discretion, at the time such Option is granted.

          (c) The expiration of each Option shall be fixed by the Committee, in its discretion, at the time such Option is granted. No Option shall be exercisable after the expiration of ten (10) years from the date of its grant and each Option shall be subject to earlier termination as determined by the Committee, in its discretion, at the time such Option is granted.

          (d) The exercise period following death, disability and termination of employment shall be determined by the Committee, in its discretion, at the time the option is granted.

          (e) Options shall be exercised by the delivery to the Company at its principal office or at such other address as may be established by the Committee (Attention: Corporate Treasurer) of written notice of the number of Common Shares with respect to which the Option is being exercised accompanied by payment in full of the purchase price of such shares. Unless otherwise determined by the Committee at the time of grant, payment for such shares may be made (i) in cash, (ii) by certified check or bank cashier's check payable to the order of the Company in the amount of such purchase price, (iii) by delivery to the Company of Common Shares held by the Optionee for at least six months having a Fair Market Value equal to such purchase price, (iv) by irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay such purchase price and to sell the Common Shares to be issued upon exercise of the Option and deliver the cash proceeds less commissions and brokerage fees to the Optionee or to deliver the remaining Common Shares to the Optionee, or (v) by any combination of the methods or payment described in (i) through (iv) above.

          (f) An Optionee shall not have any of the rights of a shareholder with respect to the Common Shares subject to his or her Option until such shares are issued to him or her upon the exercise of his or her Option.

          (g) Options shall not be transferable, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, and may be exercised during the lifetime of the Optionee only by him or her. No Option granted under the Plan shall be subject to execution, attachment or other process.

          (h) For purposes of the Plan, the Fair Market Value of Common Shares as of any date shall be deemed to be the mean between the highest and lowest sale prices reported on the New York Stock Exchange ("NYSE"), or the principal national securities exchange on which such Common Shares are listed and traded on the immediately preceding date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported. If the Common Shares are not quoted on the NYSE, or listed on an exchange, or representative quotes are not otherwise available, the Fair Market Value of the Common Shares shall mean the amount determined by the Committee to be the Fair Market Value based upon a good faith attempt to value the Common Shares accurately.

6. SPECIAL PROVISIONS APPLICABLE TO ISOS.

     The following special provisions shall be applicable to ISOs granted under the Plan.

     (a) No ISOs shall be granted under the Plan after ten (10) years from the earlier of (i) the date the Plan is adopted, or (ii) the date the Plan is approved by the shareholders of the Company.

     (b) ISOs may not be granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any of its Subsidiaries, or any "parent corporation" (a "Parent") of the Company within the meaning of Section 424(e) of the Code.

     (c) If the aggregate Fair Market Value of the Common Shares with respect to which ISOs are exercisable for the first time by any Optionee during a calendar year (under all plans of the Company and its Parents and Subsidiaries) exceeds $100,000, such ISOs shall be treated, to the extent of such excess, as Non-Qualified Options. For purposes of the preceding sentence, the Fair Market Value of the Common Shares shall be determined at the time the ISOs covering such shares were granted.

     (d) Without prior written notice to the Company, no Common Shares acquired by an Optionee upon exercise of an ISO granted hereunder may be disposed of by the Optionee within two (2) years from the date such ISO was granted, nor within one (1) year after the transfer of such Common Shares to the Optionee; provided, however, that a transfer to a trustee, receiver, or other fiduciary in any insolvent proceeding, as described in Section 422(c)(3) of the Code shall not be deemed to be such a disposition. If Section 422 of the Code is amended during the term of this Plan, the Committee may modify this Plan consistently with such amendment.

7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     (a) In the event that the outstanding Common Shares are changed by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares and the like, or dividends payable in Common Shares, an appropriate adjustment shall be made by the Committee in the aggregate number of shares available under the Plan, the maximum number of shares which may be granted to any one person during any calendar year, and in the number of shares and price per share subject to outstanding Options. If the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, an Optionee shall at the time of issuance of the stock under such corporate event be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence or any such corporate event as if he had been, immediately prior to such event, the holder of the number of Common Shares covered by his Option.

     (b) Any adjustment under this Section 7 in the number of Common Shares subject to Options shall apply proportionately to only the unexercised portion of any Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

8. FURTHER CONDITIONS OF EXERCISE.

     (a) Unless prior to the exercise of an Option, the Common Shares issuable upon such exercise are the subject of a registration statement filed with the Securities and Exchange Commission pursuant to the

Securities Act of 1933, as amended (the "Securities Act"), and there is then in effect a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act, the notice of exercise with respect to such Option shall be accompanied by a representation or agreement of the Optionee to the Company to the effect that such shares are being acquired for investment only and not with a view to the resale or distribution thereof, or such other documentation as may be required by the Company, unless, in the opinion of counsel to the Company, such representation, agreement or documentation is not necessary to comply with the Securities Act.

     (b) Anything in subparagraph (a) of this Section 8 to the contrary notwithstanding, the Company shall not be obligated to issue or sell any Common Shares until they have been listed on each securities exchange on which the Common Shares may then be listed and until and unless, in the opinion of counsel to the Company, the Company may issue such shares pursuant to the qualification of an effective registration statement, or an exemption from registration, under such state and federal laws, rules or regulations as such counsel may deem applicable. The Company shall use reasonable efforts to effect such listing, qualification and registration, as the case may be.

9. TERMINATION, MODIFICATION AND AMENDMENT.

     (a) The Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the date of its adoption by the Board of Directors, and no Option shall be granted after termination of the Plan. Any Option outstanding at the termination date shall remain outstanding until it either has expired or been exercised.

     (b) The Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon.

     (c) The Board of Directors of the Company may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable; provided, however, that the Board of Directors shall not, without approval by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon, increase (except as provided in Section 7) the maximum number of Common Shares as to which Options may be granted under the Plan or change the class of persons eligible to receive ISOs under the Plan.

     (d) No termination, modification or amendment of the Plan may adversely affect the rights conferred by any Options without consent of the affected Optionee.

10. EFFECTIVENESS OF THE PLAN.

     The Plan shall become effective upon adoption by the Board of Directors of the Company, subject to the approval by the shareholders of the Company. Options may be granted under the Plan prior to receipt of such approval, provided that, in the event such approval is not obtained, the Plan and all Options granted under the Plan shall be null and void and of no force and effect.

11. NOT A CONTRACT OF EMPLOYMENT.

     Nothing contained in the Plan or in any stock option agreement executed pursuant hereto shall be deemed to confer upon any Optionee any right to remain in the employ of the Company or subsidiary corporation.

12. GOVERNING LAW.

     The Plan shall be governed by the laws of the State of Delaware without reference to principles of conflict of law.

13. WITHHOLDING.

     As a condition to the exercise of any Option, the Committee may require that an Optionee satisfy, through withholding from other compensation or otherwise, the full amount of all federal, state and local income and other taxes required to be withheld in connection with such exercise.

14. APPROVED LEAVES OF ABSENCE.

     In the case of an Optionee on an approved leave of absence, the Committee may, if it determines that to do so would be in the best interests of the Company, provide in a specific case for continuation of the Options held by such Optionee during such leave of absence; such continuation to be in such terms and conditions as the Committee determines to be appropriate, except that in no event shall an option be exercisable after ten (10) years from the date it is granted.

                   LCI INTERNATIONAL, INC. AND SUBSIDIARIES
                    EXECUTIVE INCENTIVE COMPENSATION PLAN

PURPOSE OF THE PLAN

The Corporate Incentive Compensation Plan has been established to support LCI's objective of being a leader in the telecommunications industry, and a Company that stresses high quality products and services, superior customer service, and a good return on its stockholders investment. The Plan provides quarterly incentive awards to Executive Officers of the Company, contingent upon the financial performance of the Company, to motivate individual and corporate performance that will inure to the benefit of LCI's shareholders.

The Plan, as it applies to the Chief Executive Officer ("CEO"), is intended to comply with Section 162(m) of the Internal Revenue Code. Any Plan provision which is determined to be in conflict with this Code section shall be null and void.

PLAN ADMINISTRATION

The Executive Incentive Compensation Plan is administered by the Compensation Committee of the Board of Directors. The Committee establishes the performance goals which must be met before awards are payable under this Plan, administers the Plan in accordance with terms and conditions of the Plan, and certifies prior to payment of any awards that the performance goals for which awards are payable were, in fact, met.

EFFECTIVE DATE

The fiscal quarters to which this Plan applies are the three month periods ending March 31, June 30, September 30, and December 31.

ELIGIBILITY

The Chairman and CEO, the President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President of Sales, and executives in comparable positions with LCI International, Inc. are eligible to participate in the executive Incentive Compensation Plan.

To be eligible to receive an incentive award during any given fiscal quarter, a participant must be in an eligible position during that fiscal quarter and remain in an eligible position until the date the awards for that fiscal quarter are paid.

Participants who assume an eligible position after the beginning of a fiscal quarter will be eligible to participate in the Plan during that quarter. Their Individual Incentive Target will be pro-rated, however, to reflect the actual number of days in that position during the quarter vs the total number of available work days in the quarter.

Participants who leave the Company, either on a voluntary or involuntary basis, prior to the date awards are paid will cease to be eligible to participate in the Plan on the effective date of their termination of employment.

CALCULATION OF AWARDS

Each eligible participant is assigned as Individual Incentive target for the purpose of calculating awards under the Corporate Incentive Compensation Plan. The targets are based on the participant's base compensation rate. The Individual Incentive Target represents the amount a participant would receive as an award under the Plan for the quarter if all the Company financial performance requirements are met. The actual award amount may be higher or lower than this amount depending on actual Comapany financial performance during the quarter for which the award is calculated. For the purposes of this Plan, neither the Individual Incentive Target nor the base compensation rate of the Chief Executive Officer may be increased after the approval of this Plan by the Compensation Committee.

Company financial performance is measured by comparing actual financial results for a given quarter against the financial performance goals established by the Compensation Committee prior to the beginning of that fiscal quarter. Such goals shall not change, as this Plan applies to the CEO. The specific financial elements used in this comparison are: Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA); Revenue Growth; Sales, General and Administrative Expense Controls (SG&A); and Earnings Per Share (EPS). EBITDA accounts for 40% of overall company performance. Revenue Growth accounts for 20%, SG&A controls account for 20% and EPS accounts for the remaining 20%. The Compensation Committee authorizes the payment of incentive awards following the end of each quarter, and cerifies that the performance targets for which incentives are payable have been met.

The Compensation Committee shall have discretion to adjust the performance goals in the event of an acquisition, disposition, corporate restructuring, recapitalization, or other unusual event experienced by the Company. In no event, however, may such adjustments increase the amount of compensation payable that would otherwise be due upon attainment of the goal.

The award level based on Company financial performance may range from 0% to 200% depending on actual results. For participants other than the CEO, after the award level is calculated, the Compensation Committee and the CEO subjectively evaluate such participant's contribution to the Company's performance and the award may be adjusted upward or downward as a result provided however, in no event shall a participant's award be more than 200% of the applicable incentive target. The Compensation Committee reserves the right to reduce the level of incentives payable for all participants, at their sole discretion.

AWARD PAYMENTS

Awards shall be paid as soon as practicable following the end of the fiscal quarter for which awards are payable.

OTHER INFORMATION

The establishment of the Corporate Incentive Compensation Plan, the payment of any award, or any action of the Compensation Committee in connection with the Plan shall not be held or construed to confer upon any participant any legal right to be continued in the employ of the Company.

Any decision made or action taken by the Compensation Committee in connection with the construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of the Compensation Committee and shall be conclusive and binding upon all persons.

This Plan may be terminated, suspended, withdrawn, amended or modified in whole or in part at any time.

No member of the Board of Directors or Compensation Committee shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, officer, agent or participant, except in circumstances involving bad faith, for anything done or omitted to be done, by himself/herself.

[LOGO]LCI International(R)


                               ADMISSION TICKET
                         Please Retain for Admittance
                        This ticket is not transferable




                                  [LCI LOGO]


                           LCI INTERNATIONAL, INC.
                     1997 ANNUAL MEETING OF STOCKHOLDERS

                          --------------------------
                          ==========================

                             TUESDAY, MAY 6, 1997
                                  10:30 A.M.
                            THE RITZ-CARLTON HOTEL
                            1700 TYSONS BOULEVARD
                               McLEAN, VIRGINIA



                           LCI INTERNATIONAL, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF LCI INTERNATIONAL, INC. IN CONNECTION WITH ITS ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 1997

      The undersigned stockholder of LCI International, Inc. (the "Company") hereby appoints H. Brian Thompson, Joseph A. Lawrence and James D. Heflinger, or any of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution to vote all the shares of the Company's common stock, par value $.01 per share, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 6, 1997 (the "Meeting"), and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the following purposes.

     LCI INTERNATIONAL, INC. RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
                   NOMINEES AND THE PROPOSALS LISTED BELOW.


1. ELECTION OF DIRECTORS--To elect each of William F. Connell and Julius W.
Erving, II as a Director of the Company to serve until the Company's annual meeting held in the year 2000 and until their successors are elected and qualified.

      [ ] FOR each nominee (except as indicated to the contrary)              [ ]  WITHHOLD AUTHORITY
  (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

  -------------------------------------------------------------------------------------------------------------------------------
2. APPROVAL OF THE 1997/1998 STOCK OPTION PLAN--To approve the 1997/1998 LCI International, Inc. Stock Option Plan.
              [ ]  FOR                       [ ]  AGAINST                     [ ]  ABSTAIN
3. APPROVAL OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN--To approve the Executive Incentive Compensation Plan.
              [ ]  FOR                       [ ]  AGAINST                     [ ]  ABSTAIN
4. RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS--To ratify the selection of the firm of Arthur Andersen LLP to serve as independent accountants of the Company in 1997.
              [ ]  FOR                       [ ]  AGAINST                     [ ]  ABSTAIN
5. OTHER--In their discretion upon such other matters, including withholding a quorum, if necessary, as may properly come before the
   Meeting.


[LCI LOGO]
     LCI International, Inc.
     c/o Corporate Trust Services
     Mail Drop 1090F5
     38 Fountain Square Plaza
     Cincinnati, OH 45263


                                                                                               ADMISSION TICKET
                                                                                       PLEASE RETAIN FOR ADMITTANCE
                                                                                     This ticket is not transferable



                                                                                     DIRECTIONS TO:
                                                                                    The Ritz-Carlton
                                                                                 1700 Tysons Boulevard
                                                                                 McLean, Virginia 22102
                                                                                    (703) 506-4300

                                                                FROM DALLAS INTERNATIONAL AIRPORT (12 MILES): TAKE THE DALLAS TOLL
                                                                ROAD (ROUTE 387) EAST TO EXIT 17 (SPRING HILL ROAD). TURN RIGHT ONTO
                                                                SPRING HILL ROAD, WHICH WILL BECOME  INTERNATIONAL DRIVE. GO TO THE
                                                                THIRD LIGHT AND TURN LEFT ONTO TYSONS BOULEVARD. THE HOTEL IS ON
                                                                THE RIGHT AT 1700.

                                                                FROM NATIONAL AIRPORT (14 MILES): TAKE ROUTE 233 WEST AND THEN ROUTE
                                                                1 NORTH. TAKE THE LEFT LANE AND SWITCH OVER TO ROUTE 110 NORTH. GO
                                                                TWO MILES AND TAKE I-66 WEST EIGHT MILES TO EXIT 66-B (LEESBURG
                                                                PLAZA WEST/TYSONS CORNER). FOLLOW LEESBURG PLAZA WEST TO TYSONS
                       [MAP]                                    CORNER (ABOUT 2 MILES). AS YOU ENTER TYSONS CORNER, TURN RIGHT ONTO
                                                                INTERNATIONAL DRIVE. GO TO THE FIFTH LIGHT AND TURN RIGHT ONTO
                                                                TYSONS BOULEVARD. THE HOTEL IS ON THE RIGHT AT 1700.

                                                                FROM DOWNTOWN WASHINGTON, D.C., CONSTITUTION AVENUE WEST-BOUND WILL
                                                                LEAD TO I-66. CROSS THE POTOMAC RIVER VIA T. ROOSEVELT MEMORIAL
                                                                BRIDGE AND TAKE I-66 WEST. CONTINUE FOR EIGHT MILES TO EXIT 66-B
                                                                (LEESBURG  PLAZA WEST/TYSONS CORNER). FOLLOW LEESBURG PLAZA WEST TO
                                                                TYSONS CORNER (ABOUT 2 MILES). AS YOU ENTER TYSONS CORNER, TURN
                                                                RIGHT ONTO INTERNATIONAL DRIVE. GO TO THE FIFTH LIGHT AND TURN RIGHT
                           fold and detach here                 ONTO TYSONS BOULEVARD. THE HOTEL IS ON THE RIGHT AT 1700.

------------------------------------------------------------------------------------------------------------------------------------

      This Proxy will be voted as directed or, if no direction is indicated, will be voted FOR the election of the directors and the approval of the proposals described above.

                                                                                            Dated: ____________________ , 1997



                                                                                             __________________________________
                                                                                                  (Signature of Stockholder)
                                                                                             __________________________________
                                                                                                  (Signature of Stockholder)
                                                                                             __________________________________
                                                                                                      (Title or Company)

                                                                                             PLEASE SIGN YOUR NAME EXACTLY AS IT
                                                                                             APPEARS ON YOUR STOCK CERTIFICATE(S).
                                                                                             WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                                                                             ADMINISTRATOR, TRUSTEE, GUARDIAN OR
                                                                                             CORPORATE EXECUTOR, PLEASE GIVE YOUR
                                                                                             TITLE AS SUCH. FOR JOINT ACCOUNTS, ALL
                                                                                             CO-OWNERS SHOULD SIGN. PLEASE MARK,
                                                                                             SIGN, DATE AND MAIL THIS PROXY IN THE
                                                                                             ENVELOPE PROVIDED.


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